Exhibit 3.7

CERTIFICATE OF FORMATION

OF

SALLY INVESTMENT HOLDINGS LLC

This Certificate of Formation of Sally Investment Holdings LLC (the “Company”), dated as of November 14, 2006, is being duly executed and filed by Diarra M. Guthrie, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed is Sally Investment Holdings LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Diarra M. Guthrie
Name: Diarra M. Guthrie
Authorized Person